UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THE TRIZETTO GROUP, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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July 2, 2008

SPECIAL MEETING OF STOCKHOLDERS

SUPPLEMENT TO PROXY STATEMENT DATED MAY 27, 2008

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear The TriZetto Group, Inc. Stockholder:

On or about May 30, 2008, The TriZetto Group, Inc. (“TriZetto” or the “Company”) first began mailing to you a proxy statement dated May 27, 2008 (the “Proxy Statement”) regarding its special meeting of stockholders. At the special meeting, stockholders will vote on a proposal to approve and adopt the Agreement and Plan of Merger dated as of April 11, 2008, by and among TZ Holdings, L.P. (“TZ Holdings”), TZ Merger Sub, Inc. (“Merger Sub”) and TriZetto (as may be amended, the “Merger Agreement”), and to approve TZ Holdings’ acquisition of TriZetto through a merger of Merger Sub, a wholly-owned subsidiary of TZ Holdings, with and into TriZetto, as contemplated by the Merger Agreement (the “Merger”). The special meeting was convened at 1:00 p.m. local time on June 30, 2008 at The Island Hotel Newport Beach, 690 Newport Center Drive, Newport Beach, California 92660 and was adjourned until 10:00 a.m. local time on July 14, 2008 as a result of a preliminary injunction issued on June 27, 2008 by the Delaware Court of Chancery (the “Court”) enjoining the conducting or allowing of any vote by the stockholders of TriZetto upon a proposal to approve and adopt the Merger Agreement until supplemental disclosure regarding certain potential financial benefits of the Merger to our financial advisor, UBS Securities LLC (“UBS”), is provided to TriZetto’s stockholders. No further business was conducted at the special meeting.

As described in the Proxy Statement, on April 15, 2008, Plaintiff David P. Simonetti Rollover IRA filed a Verified Class Action Complaint in the Court, entitled David P. Simonetti Rollover IRA, Individually and On Behalf of All Others Similarly Situated, Plaintiff, v. Jeffrey H. Margolis, Donald J. Lothrop, Thomas B. Johnson, Paul F. Lefort, Jerry P. Widman, Nancy H. Handel, L. William Krause, Apax Partners, L.P., TZ Holdings, L.P., TZ Merger Sub, Inc., and The TriZetto Group Inc., Defendants, C.A. No. 3694-VCN (the “Simonetti Litigation”). The complaint sought, among other relief, certification of a class of all common stockholders of TriZetto who allegedly were harmed by the defendants’ actions challenged in the complaint, a declaration that the defendants had breached their fiduciary and other duties, entry of an order requiring defendants to take certain steps in connection with the proposed transaction, compensatory damages, costs and disbursements, including plaintiff’s counsel’s fees and experts’ fees. On May 20, 2008, the plaintiff in the Simonetti Litigation filed a First Amended Complaint, which added allegations that the defendants allegedly failed to disclose material facts regarding the Merger. During the pendency of the Simonetti Litigation, two putative class action complaints were pending in California Superior Court in Orange County and were filed on behalf of the same putative class of shareholders and alleged substantially similar claims as those alleged in the Simonetti Litigation. On May 28, 2008, the two California putative class actions were consolidated (the “Consolidated California Action”), and the Consolidated California Action was stayed in favor the Simonetti Litigation. On June 10, 2008, the plaintiffs in the Consolidated California Action filed a putative class action complaint in Delaware Court of Chancery styled City Of Fort Lauderdale Police And Firefighters’ Retirement System And Police And Fire Retirement System Of The City Of Detroit, Individually and On Behalf of All Others Similarly Situated, v. Jeffrey H. Margolis, et al., C.A. No. 3817-VCN (filed June 10, 2008). The plaintiffs’ counsel in C.A. No. 3817-VCN appeared as counsel in the Simonetti Litigation and joined in the discovery and briefing in the Simonetti Litigation in connection with the motion to preliminarily enjoin the Merger.

The Simonetti Litigation was still pending in the Court at the time that we mailed the Proxy Statement. Subsequent to the mailing of the Proxy Statement, on June 27, 2008, the Court issued a memorandum opinion and order granting in part and denying in part the plaintiff’s motion for a preliminary injunction enjoining the proposed Merger. While the Court rejected most of plaintiff’s arguments in support of the motion for preliminary injunction, the Court preliminarily enjoined TriZetto from conducting or allowing any vote by its stockholders to approve the proposed Merger until TriZetto makes curative supplemental disclosures relating to certain potential financial benefits of the Merger to UBS, upon consummation of the transactions contemplated by the Merger Agreement, based on its interest in certain convertible notes issued by TriZetto and related bond hedge and warrant transactions entered into with TriZetto in 2007 (the “Financial Advisor Disclosure”). The Court’s Order provides that, upon application, the Order may be vacated upon demonstration that TriZetto has provided appropriate curative disclosure.

The Financial Advisor Disclosure, which is based on estimates provided by UBS and is included in Exhibit A hereto, should be read in conjunction with the Proxy Statement. The Court’s Opinion and Implementing Order are set forth below in Exhibit B.

As described above, the special meeting of the stockholders of TriZetto to vote upon the proposal to approve and adopt the Merger Agreement and to approve the Merger has been adjourned until 10:00 a.m. local time on July 14, 2008, pending distribution of these additional disclosures. The special meeting will be reconvened at 10:00 a.m. local time on July 14, 2008 at The Island Hotel Newport Beach, 690 Newport Center Drive, Newport Beach, California 92660.

As disclosed in the Proxy Statement, our board of directors adopted resolutions on April 10, 2008 approving the Merger and the Merger Agreement, determining that the Merger Agreement and the terms and conditions of the Merger are advisable, fair to and in the best interests of TriZetto and our stockholders and directing that the Merger and the Merger Agreement be submitted for approval and adoption at a special meeting of our stockholders. Our board of directors continues to recommend that all of our stockholders vote FOR the approval and adoption of the Merger Agreement.

YOUR VOTE IS VERY IMPORTANT. We have enclosed an additional proxy card. If you have already returned a proxy card and do not wish to change your vote, you need do nothing; the holder of that proxy will vote your shares as indicated on that proxy. If you have already returned a proxy card and wish to change your vote, you may use this card to do so. If you have not already granted a proxy, please do so. If you have previously submitted a proxy voting for the merger and now wish to exercise appraisal rights, you must revoke your previously submitted proxy, in addition to following the instructions in the proxy statement dated May 27, 2008 mailed to stockholders on or about May 30, 2008, in order to validly exercise appraisal rights. Instructions for revoking your proxy are set forth on page 18 of the proxy statement dated May 27, 2008 mailed to stockholders on or about May 30, 2008.

Forward-Looking Statements

Certain disclosures provided herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on expectations, assumptions, estimates and projections about our company and our industry. These forward-looking statements include when the special meeting of stockholders may occur and the actual amount received by UBS and its affiliates in connection with the cancellation of the warrants upon consummation of the Merger. Actual events are difficult to predict and beyond our control. Actual events may differ materially from those assumed. Some important factors that could cause actual results to differ materially from those in any forward-looking statement include changes in interest rates, the volatility of our stock, the closing date of the Merger, domestic and foreign business, market, financial and legal conditions. Accordingly, there can be no assurance that actual results will not be materially different than those estimated herein.

Additional Information about the Proposed Transaction and Where You Can Find It

In connection with the proposed transaction, TriZetto has filed the Proxy Statement with the Securities and Exchange Commission (“SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE

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PROPOSED TRANSACTION, TRIZETTO’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The Proxy Statement and other relevant materials, and any other documents filed by TriZetto with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of TriZetto may obtain free copies of the documents filed with the SEC by contacting TriZetto at (949) 719-2225 or by writing TriZetto at 567 San Nicolas Drive, Suite 360, Newport Beach, California 92660. You may also read and copy any reports, statements and other information filed by TriZetto with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

TriZetto and its executive officers and directors may be deemed to be participants in the solicitation of proxies from TriZetto stockholders in favor of the proposed transaction. Certain executive officers and directors of TriZetto may have interests in the transaction that may differ from the interests of stockholders generally. These interests include, among others, the acceleration of vesting and removal of restrictions with respect to stock options and other stock awards and continuation of rights to indemnification and liability insurance. A more complete description of these interests is contained in the Proxy Statement. TriZetto’s board of directors was aware of and considered these interests when it approved the Merger Agreement and the Merger.

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EXHIBIT A

SUPPLEMENTAL PROXY INFORMATION

Except as specifically modified or supplemented by the information contained in this supplement, all information set forth in TriZetto’s Proxy Statement dated May 27, 2008 remains applicable.

Additional Disclosure Regarding TriZetto’s Financial Advisor

As of April 10, 2008, the date of UBS’ opinion rendered to TriZetto’s board of directors in connection with the Merger, UBS and its affiliates held (a) 530,315 shares of TriZetto common stock, (b) warrants to acquire 2,616,911 shares of TriZetto common stock at a price of $31.79 per share issued by TriZetto in 2007 as part of related bond hedge and warrant transactions (the “BHW Transaction”), (c) convertible notes of TriZetto due 2025 (the “2025 Notes”) in an aggregate principal amount of $4,127,000, and (d) a short position in the convertible notes of TriZetto due 2012 (the “2012 Notes”) in an aggregate principal amount of $1,238,000. In addition, as part of the BHW Transaction, UBS sold an option to TriZetto as a hedge for the conversion option in the 2012 Notes pursuant to which TriZetto has the right to acquire 2,616,906 shares of TriZetto common stock from UBS at a price of $21.97 per share.

Based on these holdings, the $22.00 per share Merger consideration and an assumed closing date for the Merger of July 31, 2008, UBS and its affiliates estimate that they would be, upon consummation of the Merger, (i) entitled to receive an aggregate amount equal to $5,326,096 in respect of the 2025 Notes held by UBS and its affiliates, which amount includes a make-whole premium payable to all noteholders of $123.44 per note, (ii) required to pay (a) an aggregate amount to securities lenders equal to $1,383,590 in respect of the 2012 Notes sold short by UBS and its affiliates, which amount includes a make-whole premium payable to all noteholders of $116.24 per note, and (b) $78,507 to TriZetto in settlement of the option sold to TriZetto regarding the 2012 Notes and (iii) entitled to receive an aggregate amount currently estimated by UBS and its affiliates to be between approximately $8.9 million and $10.5 million as a cancellation payment pursuant to the terms of the warrants. The actual amount received by UBS and its affiliates in connection with the cancellation of the warrants upon consummation of the Merger will depend upon various factors, including, among others, the closing date of the Merger, the volatility of TriZetto common stock and interest rates.

The terms of the 2025 Notes, including the manner in which they are treated in relation to a cash-out merger, are more fully disclosed in the Company’s Quarterly Report on Form 10-Q filed by the Company with the SEC on November 7, 2005. The terms of the 2012 Notes and the related options and warrants, including the manner in which they are treated in relation to a cash-out merger, are more fully disclosed in the Company’s Current Report on Form 8-K filed by the Company with the SEC on April 17, 2007.

EXHIBIT B

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

DAVID P. SIMONETTI ROLLOVER IRA,	:
Individually and On Behalf of All Others	:
Similarly Situated,	:
:
Plaintiff,	:
:
v.	:	C.A. No. 3694-VCN
:
JEFFREY H. MARGOLIS, DONALD J.	:
LOTHROP, PAUL F. LEFORT, JERRY P.	:
WIDMAN, NANCY H. HANDEL, L. WILLIAM	:
KRAUSE, APAX PARTNERS, L.P.,	:
TZ HOLDINGS, L.P., TZ MERGER SUB, INC.,	:
and THE TRIZETTO GROUP, INC.,	:
:
Defendants.	:

MEMORANDUM OPINION

Date Submitted: June 23, 2008

Date Decided: June 27, 2008

Seth D. Rigrodsky, Esquire and Brian D. Long, Esquire of Rigrodsky & Long, P.A., Wilmington, Delaware, and Judith L. Spanier, Esquire and Karin E. Fisch, Esquire of Abbey Spanier Rodd & Abrams, LLP, New York, New York, Attorneys for Plaintiff.

Donald J. Wolfe, Jr., Esquire, Arthur L. Dent, Esquire, and Berton W. Ashman, Jr., Esquire of Potter Anderson & Corroon LLP, Wilmington, Delaware, and Wayne W. Smith, Esquire, Meryl L. Young, Esquire, T. Kevin Roosevelt, Esquire, and Linda D. Lam, Esquire of Gibson, Dunn & Crutcher LLP, Irvine California, Attorneys for Defendants Jeffrey H. Margolis, Donald J. Lothrop, Paul F. LeFort, Jerry P. Widman, Nancy H. Handel, L. William Krause, and The TriZetto Group Inc.

Martin P. Tully, Esquire, Jon E. Abramczyk, Esquire, and John P. DiTomo, Esquire of Morris, Nichols, Arsht & Tunnell LLP, Wilmington, Delaware, and Yosef J. Riemer, Esquire, Mark W. Rasmussen, Esquire, and David S. Flugman, Esquire of Kirkland & Ellis LLP, New York, New York, Attorneys for Defendants Apax Partners, L.P., TZ Holdings, L.P., and TZ Merger Sub, Inc.

NOBLE, Vice Chancellor

I. BACKGROUND

Plaintiff David P. Simonetti Rollover IRA brought this purported class action individually and on behalf of all other public holders of the common stock of Defendant The TriZetto Group, Inc. (“TriZetto” or the “Company”) and has moved for a preliminary injunction to prevent the Company and Defendant Apax Partners, L.P., and affiliated entities1 (collectively, “Apax”), from consummating Apax’s proposed acquisition of TriZetto by merger (the “Merger”). The Individual Defendants, Jeffrey H. Margolis, Donald J. Lothrop, Paul F. LeFort, Jerry P. Widman, Nancy H. Handel, and L. William Krause, constitute TriZetto’s board of directors (the “Board”).

TriZetto, a publicly traded Delaware corporation headquartered in Newport Beach, California, is in the business of developing, licensing, and supporting proprietary and third-party software products for the healthcare industry. Its products allow payers and others to improve the coordination of benefits and care for healthcare consumers. Its clients include national and regional health insurance plans and benefits administrators.

Defendant Margolis, TriZetto’s chief executive officer and co-founder, also serves as chairman of the Board. Margolis stands to receive over $43.5 million in cash from the Merger; approximately three-quarters of the proceeds may be attributable to his individual holdings of TriZetto stock; the balance is based on in-the-money options, restricted stock, and change in control payments. Additionally, Margolis, along with other insiders, stands to receive certain performance-based payments that would not otherwise be payable until 2010. The remaining five Individual Defendants are independent and disinterested outside directors. The Company’s directors and executive officers and their affiliates had the right to vote approximately 9.1% of TriZetto’s 43,123,786 outstanding shares as of May 19, 2008.

Apax is a private equity firm. Apax’s acquisition is supported by two regional health insurance companies,2 which are also major customers of TriZetto.

In the months leading up to November 2007, TriZetto was considering a potential acquisition that would have required financing. To that end, TriZetto considered a private investment in a public entity, or PIPE, financing (the “PIPE Transaction”). Apax was one of the private equity firms interested in the PIPE Transaction and, in that capacity, it received certain nonpublic information about TriZetto, including management projections. Deutsche Bank represented TriZetto in connection with the contemplated PIPE project; UBS Investment Bank (“UBS”), part of UBS Securities, LLC, advised Apax. The proposed acquisition and the PIPE Transaction were never consummated.3

Afterwards, several of the private equity firms involved in the abortive PIPE Transaction orally indicated an interest in acquiring TriZetto. One of thee firms was Apax, which orally expressed some interest in an acquisition with a price range of $24.50 to $26 per share. On November 26, 2007, Margolis relayed these expressions of interest to the Board. At that meeting, the Board authorized Margolis to meet with interested parties to discuss a potential transaction preliminarily, but it directed that any serious interest should be submitted to the Board in writing for its review. The Board also instructed Margolis to contact UBS for its advice on any potential transaction. UBS had served as TriZetto’s investment banker in the past and was viewed as having special expertise and experience in TriZetto’s business sector. Eventually, Apax would retain Deutsche Bank as its financial advisor in connection with the Merger.

[1]	The affiliated entities are Defendants TZ Holdings, L.P. and TZ Merger Sub, Inc.
[2]	The regional health insurance companies are BlueCross BlueShield of Tennessee (“BCBST”) and The Regence Group (“Regence”), a consortium of several BlueCross BlueShield ventures.
[3]	It was not clear until the end of November 2007 that the PIPE Transaction would not go forward.

In early December 2007, TriZetto sent more nonpublic information to Apax. It also provided similar information to Deutsche Bank, UBS, and another potential financial bidder.4 Apax submitted a non-binding indication of interest in a possible acquisition of TriZetto in a range of $21 to $23 per share on December 7, 2007. On December 11, the other financial firm submitted an indication of interest for $20 to $23 per share. A third financial firm expressed its interest orally. Margolis reported these indications of interest to the Board in a meeting on December 17. Margolis also informed the Board that there might be other financial or strategic parties that would be interested. On December 18, 2007, a third financial firm submitted a written indication of interest at $21 to $23 per share.5 This submission was considered by the Board on December 19, 2007. The Board then agreed to meet the next day to discuss the process for soliciting and evaluating potential acquirers.

At that meeting, Margolis informed the Board that he had received an expression of interest from a potential strategic buyer earlier in the day. This buyer is referred to in TriZetto’s proxy statement (the “Proxy Statement”) as “Bidder A.” The Board discussed TriZetto’s prospects and concluded that it was unlikely that its shares would trade at prices substantially above then-current levels. As a result, the Board decided that it should explore a possible sale. Margolis told the Board that, in conjunction with UBS, he would attempt to identify potential strategic buyers.

On December 28, 2007, at the Board’s direction, each financial firm that had submitted a written indication of interest was sent a letter stating that the Board was reviewing its proposal and considering a response. On January 10, 2008, TriZetto’s management and UBS developed a list of potential strategic buyers. That day, Margolis provided the Board with a written update including a list of twelve potential strategic buyers. It was about this time that Margolis began to anticipate that TriZetto’s first quarter financial results might be weak. For this reason, the Board believed that an expedited sale would be advantageous.

By January 22, 2008, nineteen potential buyers, including Apax and Bidder A, had been contacted to assess their interest. This group included seven financial buyers and twelve strategic buyers. TriZetto entered into confidentiality agreements with twelve of these potential buyers and gave them access to an online data room with nonpublic information about the Company. This information included updated versions of the nonpublic information sent to Apax and others in early December 2007. These so-called “First Round participants” were requested to submit written non-binding indications of interest by February 4, 2008 (the “First Round”). These were to include price, structure, financing, and other details. Written indications of interest were received from seven of the First Round participants, including both financial and strategic firms. Prices ranged from $21 to $26 per share; Apax and BCBST submitted a joint proposal in the range of $23 to $25 per share; Bidder A submitted a proposal in the range of $24 to $24.50 per share. Additionally, UBS had received a written communication from a First Round participant strategic buyer that had failed to meet the bidding deadline (the “Nonconforming Bidder”). This bidder failed to provide pricing information, but, apparently because of its market strength and recognition, was asked to submit a formal indication of interest including pricing and other information.

The Board met on February 8, 2008, to discuss the seven conforming indications of interest and the communication received from the Non-conforming Bidder. Before the meeting, Margolis had provided the Board with a memorandum recommending that Apax,6 Bidder A and another strategic bidder, Bidder B, be invited to a second round (the “Second Round”). At the meeting, however, the Board unanimously determined that the Non-conforming Bidder and another financial bidder (“Bidder Z”) should be involved in the Second Round. The Board had decided that including more than five bidders in the Second Round would be overly cumbersome.

[4]	The names of the other potential bidders are not disclosed because of confidentiality concerns.
[5]	It is unclear whether this third firm was the same firm that expressed its interest orally.
[6]	References to Apax may include BCBST and Regence as appropriate.

According to the Proxy Statement, “[b]ased on the price and other terms reflected in the bids,” the Board agreed to invite two strategic and two financial buyers that had submitted conforming bids to the Second Round, as well as the Nonconforming Bidder. The three firms not invited to participate in the Second Round were financial firms that, according to the Proxy Statement, were eliminated because of their “proposed prices and perceived inabilities to consummate a transaction.”

From February 8 until March 7, the remaining five bidders were given increased access to due diligence materials and afforded opportunities to meet with TriZetto’s management. Second Round participants were notified to submit final bids in writing by March 7, 2008, providing final price, financing, and other information, as well as a markup of a draft merger agreement.

Between February 8 and March 7, the bidders continued to conduct due diligence. Between February 15 and February 22, all five bidders met with TriZetto’s management and received formal management presentations. On February 28, 2008, one of the strategic bidders withdrew. On March 7, Bidder A submitted a written bid at $24.50 to $26 per share; the following day, Apax submitted a bid at $23 per share. The two remaining bidders, the Non-conforming Bidder and Bidder Z, expressed continuing interest, but failed to comply with the requirement to submit a definitive proposal.

On March 11, 2008, the Board met and decided to pursue a transaction with Bidder A while also encouraging Apax to increase its price. On March 14, the Board met again and learned from Margolis that progress had been made toward finalizing a merger agreement with Bidder A and that Bidder A’s board was scheduled to consider approving the transaction at a meeting on March 17. Around this time, Apax sent TriZetto a revised offer, again at $23 per share.

Margolis informed the Board on March 17 that Bidder A had decided not to pursue an acquisition of TriZetto. The Board met the following day to discuss its strategy going forward in light of Bidder A’s withdrawal. The Company determined to encourage Apax, which by this point also had the support of Regence, to increase its offer price. Negotiations ensued between March 20 and March 25. On March 22, 2008, Apax informed TriZetto that it was working to extend its bank financing commitment. Apax also indicated that its bid would likely fall below its most recent $23 bid.

On March 25, Margolis apprised the Board of the ongoing negotiations, including Apax’s intention to reduce its bid, and informed the Board of Apax’s financing prospects. On March 28, Apax sent the Board a revised proposal for the purchase price of $21 per share. The Board found this proposal, which also limited its ability to consider superior proposals from other participants, unacceptable during a meeting on March 28. The following day, Margolis had contact with an Apax representative, and they agreed to meet on March 30. At the meeting, Margolis told the Apax representative that Apax would have to increase its offer price. Apax indicated its $21 price was firm. Margolis also exchanged several emails with an Apax representative on March 30; his purpose was to attain a higher price.

That evening, the Board met and was updated with Margolis’s progress, including Apax’s willingness to eliminate limitations on the Board’s ability to consider superior proposals. The Board scheduled a meeting for the next day to consider any potential price increase from Apax.

When the Board met on March 31, 2008, it was informed that Apax’s price remained unchanged at $21 per share. The Board decided to reject Apax’s offer and to cease negotiations. TriZetto requested Apax to return or destroy all materials connected to the proposed transaction on April 3.

Two days later, on April 5, Apax sent the Board a revised bid of $22 per share. The Board met on April 8, 2008, and authorized management and its outside counsel to negotiate a definitive merger agreement with Apax. On April 10, 2007, the Board considered the merger agreement (the “Merger Agreement”) and UBS’s analysis that $22 was a fair price.7 The Board unanimously approved the Merger Agreement with the six directors present voting in favor; a seventh director had excused himself before the vote but indicated his support. The agreement was executed the following day.

The merger price of $22 per share represents a 29% premium over TriZetto’s market price immediately before announcement of the transaction. Despite the Board’s prerogative to consider a “superior offer,” none has emerged. TriZetto’s shareholders are scheduled to meet on June 30, 2008, to consider the Merger.

II. CONTENTIONS

As described more fully below, the Plaintiff contends that an order preliminarily enjoining the merger should issue because the Defendants have violated their duty of disclosure and because the Board failed to maximize shareholder value. The Plaintiffs also assert that irreparable harm will occur without interim injunctive relief and that the equities favor the issuance of an injunction.

The Defendants disagree and answer that the Plaintiff has failed to demonstrate a reasonable probability of success on the merits of any of its claims and that the Plaintiff has not shown that irreparable harm will occur in the absence of interim relief. The Defendants also argue that an interim injunction might interfere with the transaction and deny the TriZetto stockholders the benefit of merger consideration reflecting a significant premium to previous market pricing and, also, that delay might even jeopardize the favorable reverse termination fee that TriZetto would receive if Apax is unable to complete the financing for its acquisition.

III. ANALYSIS

A. Preliminary Injunction Standard

In order to obtain the “extraordinary remedy” of a preliminary injunction, the Plaintiff must establish: (1) that it has a reasonable probability of success on the merits of its claims at trial; (2) that it will suffer imminent, irreparable harm if its application is denied; and (3) that the harm to the Plaintiff and the class it purports to represent, if the preliminary injunction is not granted, will outweigh the harm to the Defendants and the class if the relief is granted.8

B. Probability of Success

1. “Revlon” Claims

TriZetto’s directors, in order to satisfy their fiduciary duties, were obligated, in this sale of control context, “to secure the transaction offering the best value reasonably available for the stockholders.”9 The Court is thus called upon by Revlon10 and its progeny to assess the adequacy of the auction process employed by the Board under an enhanced scrutiny standard. Ultimately, the Board’s actions, if they are to be sustained, must fall within a “range of reasonableness.”11 The Court, in assessing the conduct of the Board, must also recognize that there is “no single blueprint” for the directors to follow.12

[7]	UBS stands to receive a fee in excess of $11 million if the Merger closes. In addition, it holds other interests in TriZetto which are to be cashed out if the transaction is consummated.
[8]

See, e.g., Concord Steel v. Wilmington Steel Processing Co., Inc., 2008 WL 902406, at *4 (Del. Ch. Apr. 3, 2008); Cox v. Crawford-Emery, 2007 WL 433775, at *3 (Del. Ch. Nov. 30, 2007). There are also instances in which consideration of the public interest may also be necessary.

[9]	Paramount Commc’ns, Inc. v. QVC Network, Inc., 637 A.2d 34, 44 (Del. 1994); see also In re Netsmart Techs., Inc. S’holders Litig., 924 A.2d 171, 192 (Del. Ch. 2007).
[10]	Revlon, Inc. v. MacAndrews & Forbes Holdings, Inc., 506 A.2d 173 (Del. 1985).
[11]	See In re Toys “R” Us S’holder Litig., 877 A.2d 975, 1001 (Del. Ch. 2005).
[12]	Barkan v. Amsted Indus., Inc., 567 A.2d 1279, 1286 (Del. 1989).

The Plaintiff has failed to demonstrate any reasonable probability of success on the merits of its Revlon claims. The record reflects that TriZetto attempted to elicit the interest of nineteen potential acquirers, including strategic and financial entities; the auction process spanned several months and featured multiple rounds of bidding with five potential suitors invited to the Second Round; moreover, the Board was actively engaged, holding at least fifteen meetings to discuss the process and being regularly informed by its management, investment advisor, and outside legal counsel throughout.

In particular, the Plaintiff challenges management’s, and especially Margolis’s, alleged favoritism for Apax. As directed by the Board, Margolis did meet early on with Apax; he also met with other interested parties. It is reasonably apparent that Apax, before the First Round, had an informational advantage in the earliest stages of the sale process, but that advantage dissipated by January 2008 because of the Board’s decision to share certain nonpublic information broadly with all interested bidders who were willing to sign an appropriate confidentiality agreement. Thus, by the time of the First Round, Apax had no informational edge.

Moreover, any lingering favoritism to Apax is belied by two key events during the course of the process. First, the Board allowed more parties, including the Non-conforming Bidder, which was thought to be especially capable financially to complete any acquisition, into the Second Round of the negotiation process, even though Margolis did not initially recommend inclusion of that potential bidder and one other which also was invited to participate. Second, the Board initially chose Bidder A, not Apax, as its preferred acquirer. Apax was only able to negotiate the Merger Agreement because Bidder A, for its own reasons in no way attributable to Margolis, chose to drop out of the process.13 In sum, the selection process was fair: it was comprehensive, it was sophisticated, and it was open. Nothing about the process, as developed in the record, would allow a court to second-guess the conduct of the Board or to conclude in any way that the Board’s conduct, even when measured under an enhanced judicial scrutiny standard, was anything other than reasonable.

2. Disclosure Claims

Although the Plaintiff has alleged a sizeable number of individual disclosure claims, the Court, as did the Plaintiff and the Defendants at argument, will focus its attention on two broad categories of challenged omissions from the Proxy Statement: (i) its treatment of information concerning the Merger’s financial advisors; and (ii) its description of certain aspects of the sale process.

a. The Disclosure Framework

When the directors of a Delaware corporation seek shareholder action, they are bound by their fiduciary duties of due care and loyalty to “disclose fully and fairly all material information within the board’s control.”14 The information disclosed must not be misleading. The critical inquiry in resolving disclosure issues frequently whether the alleged omission or misrepresentation is material.

Materiality is determined in accordance with the standard announced by the United States Supreme Court in TSC Industries, Inc v. Northway, Inc.:15

An omitted fact is material if there is a substantial likelihood that a reasonable shareholder would consider it important in deciding how to vote. . . . Put another way, there must be a substantial likelihood that the disclosure of the omitted fact would have been viewed by the reasonable investor as having significantly altered the “total mix” of information made available.16

[13]	For a discussion of a string of emails involving Margolis and quoted by the Plaintiff, see infra Part III(B)(2)(c)(ii)
[14]

Gantler v. Stephens, 2008 WL 401124, at *19 (Del. Ch. Feb. 14, 2008). See also Malone v. Brincat, 722 A.2d 5, 10 (Del. 1998). For a detailed discussion of the fiduciary foundations of directors’ disclosure obligations, see In re Transkaryotic Therapies, Inc. 2008 WL 2462767, at *8- 9 (Del. Ch. June 19, 2008).

[15]	426 U.S. 438, 449 (1976); Rosenblatt v. Getty Oil Co., 493 A.2d 929, 944 (Del. 1985) (adopting the TSC Industries standard).
[16]	Gantler, 2008 WL 401124, at *19 (quoting TSC Industries) (omission in original).

A plaintiff is not required to demonstrate that a challenged omission would change a stockholder’s vote if it were disclosed; instead, a plaintiff must show that when considered in light of the circumstances, the omitted information would have been significant to a reasonable shareholder’s decision. 17 Omitted facts, however, are not rendered “material simply because they might be helpful.”18 Materiality is a mixed question of law and fact determined from the perspective of the reasonable shareholder, and the plaintiff bears the burden of demonstrating materiality.19

b. The Financial Advisors

The first group of challenged omission concerns TriZetto’s disclosures regarding its financial advisor, UBS, and its previous financial advisor, Deutsche Bank. Specifically, the Plaintiff questions (i) the Proxy Statement’s treatment of TriZetto’s retention of UBS and Apax’s retention of Deutsche Bank in connection with the Merger; (ii) the Proxy Statement’s failure to quantify certain facets of UBS’s interest in the transaction; and (iii) the Proxy Statement’s failure to disclose that UBS chose to use the Company’s most conservative projections, as the basis for the fairness opinion, instead of the more favorable projections established by management before any sale of the Company was anticipated. The Court finds merit in the second challenge.

(i) Retention of Financial Advisors

The Plaintiff complains that the Proxy Statement does not adequately convey that UBS, shortly before being retained by TriZetto to act as its financial advisor on the Merger, had worked for Apax in connection with the abandoned PIPE Transaction and that Deutsche Bank, which had recently advised TriZetto on the PIPE Transaction, was now advising Apax in connection with the Merger.

In regard to the Board’s decision to retain UBS, the Court finds little that the Proxy Statement could have added for the shareholders’ benefit. The Proxy Statement reports that the Board “instructed Mr. Margolis to contact TriZetto’s financial advisor, [UBS], to request UBS’s assistance.”20 The Proxy Statement also notes that UBS and its affiliates had “acted as joint bookrunner in connection with a convertible notes offering by TriZetto in April 2007,” “acted as a counterparty in connection with the related bond hedge and warrant transactions entered into by TriZetto (referred to as the BHW Transaction),” “provided certain cash management services to TriZetto,” and acted as “a participant in a credit facility of TriZetto.”21 It explains that the Board selected UBS as its financial advisor “because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions and because of UBS’s familiarity with TriZetto and its business.”22 These disclosures were sufficient to describe.

Apax’s retention of Deutsche Bank is a more vigorously argued claim. The Plaintiff submits that the Proxy Statement lacks critical contextual disclosures, including that the team of bankers that advised Apax on the Merger was substantially the same as the team that had advised the Company on the PIPE Transaction and that Deutsche Bank had access to certain nonpublic information, including insight into TriZetto’s business and operations.

Although the Proxy Statement perhaps does not provide as much information as a shareholder would think optimal, the Court concludes that its disclosures regarding Deutsche Bank are adequate. The Proxy Statement discloses that TriZetto was considering the PIPE Transaction in November of 2007 and that Deutsche Bank had acted as its financial advisor.23 It also discloses that Deutsche Bank advised Apax on the Merger.24 Thus, the stockholders are made aware that the same investment bank that had represented TriZetto in November 2007 was

[17]	E.g., Zirn v. VLI Corp., 621 A.2d 773, 779 (Del. 1993).
[18]	Skeen v. Jo-Ann Stores, Inc., 750 A.2d 1170, 1174 (Del. 2000).
[19]	In re CheckFree Corp. S’holders Litig., 2007 WL 3262188, at *2 (Del. Ch. Nov. 1, 2007).
[20]	Proxy Statement at 21.
[21]	Id. at 36.
[22]	Id.
[23]	Id. at 20.
[24]	Id. at 24. It is unclear who, if anyone, consented on behalf of TriZetto to Apax’s engagement of Deutsche Bank.

representing its potential acquirer through the Merger. No further disclosures on this point would have altered the total mix of information available, viz., that the same investment bank had represented parties with opposed interests in the Merger in temporal proximity.

With respect to Apax’s access to certain nonpublic information, the record indicates that any such information provided to Deutsche Bank in connection with the PIPE Transaction was likely revealed to all bidders eventually through similar or updated information included in the due diligence data room.25 Although the Court has some reservation that Deutsche Bank may have acquired some insight into TriZetto’s institutional temperament and mood through its interactions with TriZetto’s management, such a speculative inference is not substantiated in the record and does not support a holding of materiality.26

Consequently, the Court concludes that TriZetto was not obligated to provide additional disclosures in the Proxy Statement concerning UBS’s and Deutsche Bank’s engagement in the Merger.

(ii) UBS’s Interest in the Merger

The Plaintiff’s next challenge to the adequacy of TriZetto’s disclosures arises out of UBS’s separate financial interest in the Merger. The Proxy Statement provides that under the terms of UBS’s engagement, TriZetto agreed to pay UBS a fee of approximately $11.3 million, “a significant portion” of which is contingent upon the Merger’s closing.27 The Plaintiff does not dispute the adequacy of this disclosure. The Proxy Statement also declares, “As of the date of UBS’s opinion, UBS and its affiliates held (i) warrants to acquire TriZetto common stock that were issued by TriZetto as a part of the BHW Transaction and (ii) convertible notes of TriZetto . . . , and would be entitled to receive, upon consummation of the merger, cancellation payments relating to such warrants and the conversation value and certain make-whole payments relating to such notes.”28 The Plaintiff does dispute the sufficiency of this disclosure, but contends that the value of these notes and warrants should have been quantified either in the form of a specific value or range of values. At argument, the Defendants indicated, presumably because TriZetto would not survive the Merger, that holders of the notes and warrants would be entitled to receive cash payments upon, or at some point shortly after, consummation of the Merger. The Defendants rejoin that UBS’s interest is clearly set forth in the proxy and that the value of UBS’s notes and warrants is not currently quantifiable because their value is dependent upon several factors that can only be determined after the Merger.

In resolving this issue, the Court is tasked with two inquiries: determining whether the extent of UBS’s interest in the transaction is material and, if so, whether that interest is quantifiable. The financial advisor’s opinion of financial fairness for a proposed transaction is one of the most important process-based underpinnings of a board’s recommendation of a transaction to its stockholders and, in turn, for the stockholders’ decisions on the appropriateness of the transaction. Thus, it is imperative for the stockholders to be able to understand what factors might influence the financial advisor’s analytical efforts. In this instance, if the Merger occurs, UBS not only would receive a substantial fee if the Merger is consummated, but also it would receive certain benefits as the holder of various TriZetto obligations. It appears that its debt holdings will be cashed out and the complex hedge/warrant arrangement will be unwound. Turning debt into cash, perhaps at something of a premium, confers a significant benefit, especially in the current economic environment. It is not simply the magnitude of UBS’s holdings, but how those obligations will be treated as a result of the Merger. A financial advisor’s own proprietary financial interest in a proposed transaction must be carefully considered in assessing how much credence to give its analysis. For that reason, the peculiar benefits of the Merger to UBS, beyond its expected fee, must also be disclosed to TriZetto’s stockholders.29

[25]	For more discussion of Apax’s access to nonpublic information, see infra Part III(B)(2)(c)(ii).
[26]	See In re Transkaryotic Therapies, 2008 WL 2462767, at *1 (“[T]heories alone cannot lead to liability.”).
[27]	Proxy Statement at 35.
[28]

Id. at 36. The Plaintiff has objected to the inclusion of these disclosures under a subheading of “Miscellaneous” in the Proxy Statement’s “Opinion of TriZetto’s Financial Advisor” section. The Court finds no fault requiring remedy on this basis.

[29]

Of course, the extent of UBS’s holdings will only prove to be material if they are of sufficient magnitude. The Court is satisfied that the Plaintiff has met its burden of demonstrating that there is a reasonable probability UBS’s holdings will surpass that threshold.

In this instance, full and complete disclosure requires quantification. The Court is satisfied that the value of UBS’s note holdings can be quantified, at least in the form of a range of values. From the record, it appears the note holdings are amenable to mathematical valuation by reference to the number of notes held by UBS and the amount of make-whole payments, which are dependent on the transaction price and the date of the closing.30 Similarly, although the record indicates that quantifying the value of the warrants will not be an easy undertaking, the Court is satisfied that their value may be quantified, again at least in the form of a range. At oral argument, TriZetto’s counsel asserted that “it’s not possible to put a range on [the warrants].”31 The record, however, belies this assertion. James Brennan, a UBS managing director who has worked in finance since 1984, stated in deposition:

At a number of points in the process, we attempted to describe to potential buyers of TriZetto the consequences to the buyer of buying the company arising from these convertible notes, both strips of convertible notes and the bond hedge and warrant transaction, at various theoretical transaction prices in order to help them assess the liabilities of the company they would acquire. . . . It was a range of numbers. . . We shared [the numbers] with potential bidders and put [the information] into the data room.32

Undoubtedly, some negotiation will be required; all uncertainty at this point—whether because of market fluctuation or bargaining success—cannot be eliminated.

Because the Plaintiff has demonstrated a reasonable probability of success in proving UBS’s holdings material and susceptible to quantification, the Plaintiff has shown that additional disclosures as to UBS’s potential financial benefits from the Merger are warranted.33

(iii) TriZetto’s Projections

Finally, the Plaintiff argues that the Proxy Statement fails to disclose that the financial forecasts TriZetto directed UBS to use in formulating its fairness opinion were the most conservative of management’s available projections. TriZetto’s management prepared three sets of projections: Cases, 1, 2, and 3. Case 1 was a relatively pessimistic forecast; Case 2 was an intermediate forecast, and Case 3 was a more optimistic forecast.34 The Plaintiff argues the Proxy Statement’s failure to disclose the existence of more optimistic projections, especially Case 2, was a material omission. In reply, the TriZetto Defendants argue that the projections used by UBS were management’s best estimates; that the Case 1 projections were consistent with the revenue guidance provided to Wall Street in February 2008; and that in April, when UBS rendered its opinion, management expected to miss its first quarter expectations.

As discussed above, a financial advisor’s opinion regarding the fairness of a potential transaction figures prominently in a shareholder’s decision where she would receive cash in exchange for her shares. This Court has said that “stockholders are entitled to a fair summary of the substantive work performed by the investment bankers upon whose advice the recommendations of their board as to how to vote . . . rely.”35 This is because “[t]he real informative value of the banker’s work is not in its bottom-line conclusion, but in the valuation

[30]	See Deposition of Ali Satvat at 165-69. Ali Satvat is a senior associate at Apax who focuses on the healthcare sector; he worked on both the PIPE Transaction and the Merger.
[31]	Oral Argument Tr. at 72, June 23, 2008.
[32]	Deposition of James Brennan at 47-48. Thus, the “quantification” has already occurred.
[33]

Although disclosure of speculative information is not required, see Arnold v. Soc’y for Sav. Bancorp, Inc., 650 A.2d 1270, 1280 (Del.1994) (“[A]s an abstraction, Delaware law does not require disclosure of inherently unreliable or speculative information which would tend to confuse stockholders or inundate them with an overload of information.”), in this case the Court concludes that additional disclosure is warranted because the range of value will provide stockholders with an understanding of the relative significance of UBS’s holdings and any possible Merger-related incentives that may result.

[34]	See Long Aff., Ex. 44 (the projection case scenarios).
[3][5]	In re Pure Res., Inc. S’holders Litig., 808 A.2d at 421, 449 (Del. Ch. 2002).

analysis that buttresses that result.”36 Accordingly, in In re Pure Resources, Inc. this Court held a proxy statement deficient that did not disclose “any substantive portions” of the bankers’ work.37

The key assumptions made by a banker in formulating his opinion are of paramount importance to the stockholders because any valuation analysis is heavily dependent upon the projections utilized. A proxy statement should “give the stockholders the best estimate of the company’s future cash flows as of the time the board approved the [transaction].”38 In that regard, Delaware law places a premium on management’s predictions of future performance.39 Thus, in In re Netsmart Technologies, Inc., this Court held it a material omission where a proxy statement did not disclose the actual updated projections that a banker utilized in assessing a transaction’s fairness, disclosure of an earlier set of projections was not required where the disclosed projections were deemed more current and more accurate by management.40

In the instant case, the Proxy Statement supplies the projections given to UBS, the Case 1 projections, and recites that “management believed the [the projections provided to UBS] were reasonable at the time.”41 UBS’s fairness opinion, appended to the Proxy Statement as Annex B, also states that UBS prepared its fairness opinion assuming at TriZetto’s direction that the projections reflected management’s best estimates as to TriZetto’s future performance.42 In his deposition, UBS banker Brennan agreed.43 As the Defendants argue, TriZetto’s management foresaw a disappointing first quarter in 2008.44 According to Margolis, TriZetto began to predict weak first quarter results sometime in January of 2008.45 The numbers set forth in the Proxy Statement closely correspond to a Form 8-K filed shortly thereafter in early February 2008, stating that TriZetto expected revenues between $480 to $500 million for the full year of 2008.46 The Proxy Statement sets forth projections estimating full year 2008 revenues at $495.8 million; by way of comparison, Case 2 estimates 2008 revenues at $507.5 million.

Although including the more optimistic projections in the Proxy Statement and then explaining why they were not relied upon may have been somewhat helpful to stockholders, it is doubtful that any such additional disclosures would have materially altered the total mix of information provided. Under In re Pure Resources and In re Netsmart Technologies, Delaware law requires that directors disclose the substance of the investment banker’s work, which usually depends in part upon management’s best estimates. The Proxy Statement meets that standard. The record indicates that the projections used by UBS reflected management’s best estimates at the time. Given this, the Plaintiff has failed to meet its burden of showing how disclosing lower-probability projections would have been considered material by the reasonable stockholder.47

c. The Sale Process

The second set of challenged disclosures concerns the sale process, including Apax’s alleged favored status. In this vein, the Plaintiff questions the Proxy Statement’s sufficiency chiefly based on two omissions. First, the Plaintiff challenges the Proxy Statement’s failure to disclose TriZetto’s justification for rejecting bids—especially that there was an asserted “breaking point” of $23 per share for a bidder to continue on to the Second Round—and the Company’s failure to reengage previously rejected bidders, particularly the Non-conforming Bidder and Bidder Z (a major private equity firm), after Apax’s bid fell to $21 a share in late March 2008.

[36]	Id. at 449.
[37]	Id. at 448-50.
[3][8]	In re Netsmart Techs., 924 A.2d at 203.
[39]	See, e.g., id.
[4][0]	See id. at 200-04.
[41]	Proxy Statement at 30. The projections were prepared during the first quarter of 2008.
[42]	See Proxy Statement, Annex B, at 2.
[43]	Brennan Dep. at 60.
[44]	Deposition of Jeffrey Margolis at 102-03 (“I saw a looming weakness in our potential Q1 results. Q1 ‘08 results.”).
[4][5]	See In re Netsmart Techs., 924 A.2d at 203.
[4][6]	See Ashman Aff., Ex. 59 (the Form 8-K).
[47]	Cf. In re CheckFree Corp., 2007 WL 3262188, at *2-3.

Second, the Plaintiff contends that TriZetto favored Apax during the sale process, pointing to management’s contact with Apax and that entity’s unique access to nonpublic information. For the following reasons, the Court determines that the Plaintiff has no reasonable probability of success with respect to these claims.

(i) The “Breaking Point” and TriZetto’s Decision Not to Reengage Rejected Bidders

Although TriZetto concedes that the Board decided that it would only invite bidders proposing price ranges including $23 or higher to the Second Round,48 the Proxy Statement is silent regarding any breaking point. Instead, it provides that of the seven conforming bidders, the Board selected three to continue onto the Second Round based on price and other bid terms.49 The Proxy Statement also states that the three dismissed bidders were not invited to the Second Round because of “their proposed prices and perceived inabilities to consummate a transaction.”50 Additionally, the Proxy Statement reveals that the Non-conforming Bidder was asked to participate in the Second Round because of its size, reputation, and ability to close a potential transaction. The Proxy Statement reports that bids ranged from $21 to $26 per share, including bids from Bidder A at a price range of $24 to $24.50 per share and from Apax at $23 to $25 per share.

Distilled, the Plaintiff contends that because the Board chose to reject bids below $23 on February 8, 2008, and Apax’s bid ultimately fell below that price point, TriZetto should have disclosed its decision not to invite bidders submitting offers below $23 to the Second Round. Although revealing the breaking point may have been desirable, the Plaintiff has failed to show that disclosing it would alter the total mix of information available to the stockholders. By disclosing that there was some initial interest as high as $26, the Proxy Statement made shareholders aware that some potential bidders—at least in February, 2008—may have been willing to pay more than the Transaction Price.

The Plaintiff also contends that the Proxy Statement should have revealed that TriZetto failed to reengage previously rejected bidders and that it even turned some of these bidders away after expressions of interest continued. The Proxy Statement provides that three of the seven conforming bidders were rejected on February 8, 2008, leaving four conforming bidders and the Non-conforming bidder.51 The Proxy Statement relates that one of the Second Round participants withdrew on February 28 and that two other bidders, the Non-conforming Bidder and Bidder Z, failed to submit definitive proposals by the March 7 deadline.52 Thus, at this point along the Proxy Statement’s chronology, only Bidder A and Apax remained. The Proxy Statement does not discuss the Non-conforming Bidder or Bidder Z, again in connection with the sale process. Likewise, after its description of the Board’s determination as to which bidders to invite to the Second Round, the Proxy Statement does not mention the rejected First Round bidders again. Consequently, a fair reading of the Proxy Statement reveals that after March 11, 2008, only Bidder A and Apax were considered.

Therefore, the Proxy Statement makes the following information available: some bidders initially expressed interest as high as $26 per share; Bidder A was selected partly based on its bid of $24.50 to $26 per share in early March; after March 11, only Bidder A and Apax were considered; Bidder A withdrew its offer on March 17; Apax’s bid was $21 on March 28; and as of April 11, the Transaction Price was $22. This information is sufficient to inform shareholders that even after Apax’s bid was lowered to $21 per share, other offers were not seriously considered. Accordingly, the Proxy Statement satisfactorily discloses that previously rejected bidders were not reengaged.

As to the continued interest of previous bidders, our law is clear that when fiduciaries choose to provide the history of a transaction, they have an obligation to provide shareholders with “an accurate, full, and fair characterization of those historic events.”53 This does not mean, however, that a board must give a “play-by-

[4][8]	See TriZetto Defs.’ Answering Br. at 17-18.
[49]	See Proxy Statement at 22.
[5][0]	Id.
[51]	Id. at 22-23.
[5][2]	Id. at 23.
[53]	Globis Partners, L.P. v. Plumtree Software, Inc., 2007 WL 4292024, at *14 (Del. Ch. Nov. 30, 2007).

play” recitation of the events leading up a transaction.54 In the usual case, where a board has not received a firm offer or has declined to continue negotiations with a potential acquirer because it has not received an offer worth pursuing, disclosure is not required.55 The Plaintiff has failed to demonstrate that any previously rejected bidder put forward what could be characterized as approaching a firm offer in March 2008 (or thereafter). The record shows that although the Non-conforming Bidder and Bidder Z continued to express interest in TriZetto, Bidder Z had requested approximately four more weeks to conduct due diligence and the Non conforming Bidder had requested three to four more weeks of due diligence and an exclusivity agreement. No one had put forth a firm offer and there is no reason to believe that any firm offer would be forthcoming. The potential interest of others is mere speculation and, thus, not material.

Accordingly, the Plaintiff has failed to show that the breaking point or TriZetto’s failure to reengage previously rejected bidders are material omissions.

(ii) Apax’s Status in the Sale Process

A central theme in the Plaintiff’s moving papers is that Apax was a favored bidder in the sale process. Although perhaps better presented as a substantive claim, the Plaintiff has brought disclosure challenges related to this issue that, as with the substantive claim, the Court finds unavailing.

The Plaintiff argues that the Proxy Statement’s failure to disclose that Apax was given access to important nonpublic information about the Company before the initiation of the bidding process is a material omission. The Court disagrees. In connection with the PIPE Transaction, Apax received certain nonpublic financial, market, and business information regarding TriZetto.56 Specifically, certain budgets and forecasts were shared with Apax in November of 2007 in connection with the PIPE Transaction. After that date, TriZetto sent Apax—as well as Deutsche Bank, UBS, and another potential acquirer—nonpublic information in early December 2008, unrelated to the PIPE Transaction.57 The Plaintiff argues that this information gave Apax an advantage over other potential suitors and implies that Apax used this information to TriZetto’s disadvantage by lowering its initial oral indication of interest of $24.50 to $26 a share to $21 to $23 in its first written indication on December 7, 2007.58 Apax’s Satvat could not recall if Apax had used nonpublic information in formulating its initial written expression of interest.

The parties do not dispute, however, that substantially similar information was made available to the other potential bidders before First Round bidding had closed. In actuality, the bidders were provided with better information through the online data room, including updated projections for 2008 and the actual results of calendar 2007’s fourth quarter. Because all potential bidders were provided with similar or better information by the First Round bid submission deadline, a reasonable shareholder would not find disclosures along these lines important, especially where the Plaintiff has not argued that potential acquirers were turned away before First Round bidding.

The Plaintiff also submits that TriZetto’s management, especially Margolis, favored Apax, and material circumstances surrounding this favored relationship are not disclosed in the Proxy Statement. In addition to the nonpublic information that TriZetto provided to Apax early in the process, which the Court has already found immaterial, the Plaintiff has quoted various email exchanges between Margolis and an Apax representative on March 30, 2008, in support of its claim in fairness.

[54]	Id.
[5][5]

See Skeen v. Jo-Ann Stores, Inc., 1999 WL 803974, at *8 (Del. Ch. Sept. 27, 1999), aff’d, 750 A.2d 1170 (Del. 2000); see also Alessi v. Beracha 849 A.2d 939, 948 (Del. Ch. 2004) (“Casual inquiries or mere expressions of interest need not be disclosed.”).

[56]	Satvat Aff. at 54-55.
[57]	Additionally, TriZetto’s Senior Vice President of Corporate Development asked Apax, instead of TriZetto’s financial advisor, for information regarding premiums paid in comparable transactions.
[58]

The Plaintiff has argued that Apax suspiciously raised its bid to $23 to $25 per share in order to participate in the Second Round, but then quickly reduced it to $23 and then $21 per share. No evidence in the record supports malfeasance on this account.

Although the quoted excerpts do give the impression that Margolis was weighting the sale process toward Apax, when read in their entirety, the emails read as having been authored by a chief executive officer engaged in earnest negotiation. The Plaintiff also points to evidence indicating that Margolis would likely be offered employment with any resulting Apax controlled entity. There is no evidence of actual negotiation regarding post-merger employment. Even so, the Proxy Statement states, “[Apax] has previously indicated its belief that the continued involvement of [the] management team is integral . . . .”59 Furthermore, given the substantial cash proceeds Margolis is to receive in the event a cash-out transaction is consummated with any suitor—proceeds largely due to his stockholdings—the Court is doubtful that he would be significantly motivated by the prospect of continued employment at the expense of a reduced per-share price.60

Therefore, because the Plaintiff has not made an adequate showing that these circumstances indicate that Apax was a favored bidder, the Court rejects his contention that the Proxy Statement should be required to include additional information along those lines.

C. Irreparable Harm

As discussed above, stockholders approving the sale of a company, as TriZetto’s stockholders are now being asked to do, are entitled to full and complete disclosure of material facts before they vote on a proposed transaction. Indeed, Delaware has an indisputable preference for a fully informed stockholder vote on such matters, and this Court has not hesitated to enjoin transactions pending disclosure of additional material facts.61 The reason for this is clear: an appropriate post hoc monetary remedy for what amounts to an informational injury is not only difficult to calculate with any meaningful precision, but also it completely undermines the purpose of requiring full disclosure of material facts in the first instance. Although it is theoretically possible to fashion monetary relief in some cases,62 a breach of the disclosure duty actually results in irreparable harm to the stockholders that is better addressed through an injunctive remedy.63

The directors’ disclosure duty is premised upon the stockholders’ right to be informed of all material facts when casting a vote on a proposed transaction, and the standard for determining the materiality of an undisclosed fact turns on whether it would have altered the total mix of information available to the stockholders in considering how to vote on the proposed transaction. It necessarily follows, then, that a previously undisclosed material fact only assumes meaningful significance when, in fact, it can be considered before the vote; money damages after-the-fact constitute, at best, an inadequate consolation prize.64 In light of this reality, this Court’s stated preference is to avoid the damages issue altogether through an injunctive remedy requiring additional disclosures in advance of the stockholder vote whenever possible.65

Again, the role of the financial advisor, including its authorship of the fairness opinion in the sale scenario, is critical and, oftentimes, as it is here, an important underpinning of the directors’ recommendation of support for a particular transaction. Perhaps it is unavoidable that financial advisors regularly seem to suffer from conflicts of one degree or another, but, if that is the likely state of affairs, then the stockholders are entitled to

[59]	Proxy Statement at 39.
[60]

The Plaintiff also offers that Margolis’s assistance in recruiting Regence to join with Apax and BCBST indicates favoritism. A more pragmatic concern may have motivated this action: the desire to close a sale transaction.

[61]	E.g., In re Lear Corp. S’holder Litig., 926 A.2d 94 (Del. Ch. 2007); In re Netsmart Techs., 924 A.2d 171; In re MONY Group, Inc. S’holder Litig., 852 A.2d 9 (Del. Ch. 2004).
[62]	See generally In re J.P. Morgan Chase & Co. S’holders Litig., 906 A.2d 766 (Del. 2006).
[63]

In re Transkaryotic, 2008 WL 2462767, at *10 (citing Berger v. Pubco Corp., 2008 WL 2224107, at *4 (Del. Ch. May 30, 2008); In re Netsmart Techs., 924 A.2d at 207; Allen v. News Corp., 2005 WL 415095, at *1 (Del. Ch. Feb. 3, 2005); In re MONY Group, 852 A.2d at 18; ODS Techs., Inc. v. Marshall, 832 A.2d 1254, 1262 (Del. Ch. 2003); and In re Pure Res., 808 A.2d at 452).

[64]	See id. at *7-10 (discussing the evolution of Delaware’s jurisprudence with respect to damages for disclosure violations).
[65]

Id. at *10; Globis Partners, L.P., 2007 WL 4292024, at *10; see also In re Staples, Inc. S’holders Litig., 792 A.2d 934, 960 (Del. Ch. 2001) (“Delaware case law recognizes that an after-the-fact damages case is not a precise or efficient method by which to remedy disclosure deficiencies. . . .Therefore, our cases recognize that it is appropriate for the court to address material disclosure problems through the issuance of a preliminary injunction that persists until the problems are corrected.”).

know what material factors, if any, may be motivating the financial advisor. The Company is asking its stockholders to have faith in UBS and to rely upon its expertise; UBS may well be deserving of that confidence, but the stockholders have every right to expect the Company to share with them any extraneous, substantial reasons UBS may have for seeing that the transaction is consummated.66 In this instance, the Company has failed to achieve that objective and the denial of the stockholders’ right to full and complete disclosure as to the peculiar interests of the financial advisor in the Merger constitutes irreparable harm.67

D. Balancing of the Equities

Ordinarily, balancing the equities between (a) ordering full and complete disclosure to enable stockholders to make an informed decision and (b) a short delay required to allow additional disclosure is a fairly simple task. TriZetto, however, has spoken of quasi-catastrophic consequences that might befall it and its stockholders if even a short delay results. It speculates that the transaction might fall apart and the stockholders would lose the benefit of the $22 per share bargain which they likely want to receive and, even more ominously, that it might fall apart in such a way that Apax could escape its obligation to pay the reverse termination fee of $65 million.

The Court, of course, cannot guarantee that the transaction, assuming it is approved by the stockholders, will not fall apart or that Apax will not take advantage of the circumstances and seek to avoid the reverse termination fee. Those outcomes, if either should occur, are not likely to be attributable to any interim injunctive relief prescribed to assure proper disclosure to the stockholders. The list of unfortunate events posited by TriZetto is, at most, speculative, and does not outweigh the value to be placed upon an informed stockholder vote.

In sum, the equities clearly favor the interim relief necessary to allow the stockholders the opportunity to be an informed voter, aided by an understanding of the financial advisor’s possible separate incentives to support the transaction.68

IV. CONCLUSION

For the reasons set forth above, the Court concludes, after balancing the various factors guiding the exercise of its discretion, that the vote of the stockholders of TriZetto should be enjoined preliminarily, pending either final hearing on the merits of the Plaintiff’s disclosure claim or an appropriate, curative disclosure to the stockholders regarding the potential benefits of the transaction to UBS because of its holdings of various instruments issued by TriZetto. Otherwise, because the Plaintiff has failed to demonstrate a reasonable probability of success on its other claims and because no other equitable considerations call out for interim relief, the Plaintiff’s motion for a preliminary injunction is denied.

An implementing order will be entered.

[66]

The TriZetto Defendants have suggested that they are limited in their ability to make these disclosures because UBS is unwilling to share the necessary information regarding its holdings. See Gantler, 2008 WL 401124, at *19 (a board is only required to disclose information within its control). There are two possible answers to this predicament. First, perhaps the Board should reconsider its choice of financial advisor. One wonders how a board should expect its stockholders to rely upon the sponsor of a fairness opinion who is unwilling to disclose the nature and scope of its potential conflicts. Second, perhaps (and the Court need not express a view at this time) disclosure of the financial advisor’s unwillingness to provide the appropriate information should be shared with the stockholders and then they would be able to consider that recalcitrance in their own assessment of whether to rely upon the fairness opinion and to approve the proposed transaction. It also should be repeated that the record supports the inference that the interests of UBS at stake in this matter are material. After all, the fact that there are such holdings was disclosed in the Proxy Statement, and post-merger negotiations over these holdings are anticipated. There is no reason to believe that only incidental or immaterial holdings are in play.

[67]

The touchstone of irreparable injury is the absence of any “adequate recompense.” Because of the shortcomings inherent in any effort to ascribe monetary value to a failure to fully inform stockholders, “adequate recompense” to compensate shareholders for disclosure violation is an elusive goal. See DONALD J. WOLFE, JR. & MICHAEL A. PITTENGER, CORPORATE AND COMMERCIAL PRACTICE IN THE DELAWARE COURT OF CHANCERY § 12.02[e], at 12-27 (2008).

[68]

In a similar vein, TriZetto has argued that the Plaintiff should be required to post a $65 million bond to secure any preliminary injunction in the event that any failure of the transaction is attributable to the interim relief. Such a bond, in these circumstances, would be unprecedented and, for the reasons set forth above, unwarranted.

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

DAVID P. SIMONETTI ROLLOVER IRA,	:
Individually and On Behalf of All Others	:
Similarly Situated,	:
:
Plaintiff,	:
:
v.	:	C.A. No. 3694-VCN
:
JEFFREY H. MARGOLIS, DONALD J.	:
LOTHROP, PAUL F. LEFORT, JERRY P.	:
WIDMAN, NANCY H. HANDEL, L. WILLIAM	:
KRAUSE, APAX PARTNERS, L.P.,	:
TZ HOLDINGS, L.P., TZ MERGER SUB, INC.,	:
and THE TRIZETTO GROUP, INC.,	:
:
Defendants.	:

ORDER

AND NOW, this 27th day of June, 2008, for the reasons set forth in the Court’s Memorandum Opinion of even date,

IT IS HEREBY ORDERED:

1. Plaintiff’s Motion for a Preliminary Injunction is granted part;

2. Defendant The TriZetto Group, Inc. (“TriZetto”) and Defendants Jeffrey H. Margolis, Donald J. Lothrop, Paul E. LeFort, Jerry P. Widman, Nancy H. Handel, and L. William Krause, and their agents and all persons acting under, in concert with, or for them are preliminarily enjoined from conducting or allowing any vote by the stockholders of The TriZetto Group, Inc. upon a proposal to approve and adopt the agreement and plan of merger, dated as of April 11, 2008 (the “Merger Agreement”), by and among TZ Holdings, L.P. (“TZ Holdings”), TZ Merger Sub, Inc. (“Merger Sub”), and TriZetto, and to approve TZ Holdings’ acquisition of TriZetto through a merger of Merger Sub, a wholly-owned subsidiary of TZ Holdings, with and into TriZetto, as contemplated by the Merger Agreement;

3. This Order, upon application, may be vacated upon demonstration that Defendant The TriZetto Group, Inc. has provided its stockholders with appropriate curative disclosures as identified in Part III(B)(2)(b)(ii) of the Court’s Memorandum Opinion of even date;

4. The preliminary injunction imposed by this Order shall be effective upon Plaintiff’s posting of an unsecured bond in the sum of $10,000.

5. Otherwise, Plaintiff’s Motion for a Preliminary Injunction is denied.

/s/ JOHN W. NOBLE
Vice Chancellor

▼  DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

PROXY

THE TRIZETTO GROUP, INC.

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned stockholder of THE TRIZETTO GROUP, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement for the Special Meeting of Stockholders of THE TRIZETTO GROUP, INC. to be held on Monday, June 30, 2008, at 1:00 p.m. Pacific Time, at The Island Hotel Newport Beach, 690 Newport Center Drive, Newport Beach, California 92660 and hereby appoints Jeffrey H. Margolis and James J. Sullivan, and each of them, its proxies and attorneys-in-fact, each with full power of substitution and revocation, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders and at any postponements or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth below. Such attorneys or substitutes as shall be present and shall act at said meeting or any adjournments or postponements thereof shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

All other proxies heretofore given by the undersigned to vote shares of THE TRIZETTO GROUP, INC.’s common stock are expressly revoked.

IMPORTANT – PLEASE SIGN AND DATE ON REVERSE SIDE OF THIS PROXY CARD.

Using a black or blue ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2 BELOW:		+

1.	Proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 11, 2008, by and among TZ Holdings, LP., TZ Merger Sub, Inc. and The TriZetto Group, Inc.:

In their discretion, the proxies are authorized to vote upon such other matter or matters which may properly come before the meeting or any postponements or adjournments thereof.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED THE PROXIES WILL HAVE THE AUTHORITY TO VOTE FOR ITEMS 1 AND 2, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

This proxy should be clearly marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Votes must be indicated by marking (x) in BLACK or BLUE ink. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

	For	Against	Abstain
	☐	☐	☐
2.	Proposal to approve any adjournments of the Special Meeting, if determined necessary by The TriZetto Group, Inc., to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting, or at any adjournment or postponement of that meeting, to approve and adopt the Agreement and Plan of Merger:
	For	Against	Abstain
	☐	☐	☐

B	Non-Voting Items

Change of Address – Please print new address below.

C	Authorized Signatures – This section must be completed for your Vote to be counted. – Date and Sign Below
Please sign exactly as name(s) appear. All joint owners should each sign. Executors, administrators, trustees, guardians, attorneys-in-fact, and corporate stockholders should indicate the capacity in which they are signing.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

+